Exhibit 5.1

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel	4225 Executive Square
F. Marshall Thurber	Suite 1600	Telephone (858) 535-9400
F. Kevin Loughran	La Jolla, California 92037-1483	Fax (858) 535-1616

August 14, 2007

Board of Directors

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, CA 92130

Re:	Registration Statement on Form S-3
Cardium Therapeutics, Inc.
Our File No. 1417.00

Gentlemen:

We have acted as counsel to Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), up to $50,000,000 aggregate principal amount of shares (the “Shares”) its common stock, $0.0001 par value per share (the “Common Stock”). The Shares being registered under the registration statement will be offered by the Company on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined and relied upon the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the further assumptions and qualifications below, it is our opinion that the Common Stock will be duly and validly issued, fully paid and nonassessable.

In rendering the opinions expressed above, we have further assumed that (i) the Shares will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (ii) the Company will authorize the offering and issuance of the Shares and any other documents contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action, (iii) certificates, if required, representing the Shares will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and (iv) a sufficient number of shares of Common Stock will be authorized and available for issuance and the consideration therefor will not be less than the par value of the shares of the Common Stock.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Board of Directors

Cardium Therapeutics, Inc.

August 14, 2007

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

Fisher Thurber LLP

By:	/s/ DAVID A FISHER
David A. Fisher